Exhibit 99.2

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE

April 29, 2020

Board Declares Special Cash Dividend of $1.00 per share of Common Stock and

Class A Common Stock

Elgin, IL, April 29, 2020 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced that its Board of Directors (the “Board”) declared a special cash dividend (the “Special Dividend”) of $1.00 per share on all issued and outstanding shares of Common Stock of the Company and $1.00 per share on all issued and outstanding shares of Class A Common Stock of the Company. The total Special Dividend payment will be approximately $11.6 million.

The Special Dividend will be paid on June 17, 2020 to stockholders of record as of the close of business on May 27, 2020.

“We are pleased to announce a Special Dividend of $1.00 per share,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “Our financial performance for the first three quarters of fiscal 2020 and the first has provided us the opportunity to declare a second Special Dividend to be paid in the fourth quarter of fiscal 2020. These dividends, like our previous dividends, further reinforce our goal of creating long-term stockholder value through the responsible use of cash. Furthermore, these dividends would not be possible without the hard work and dedication of all our employees,” Mr. Sanfilippo concluded.

ABOUT THE COMPANY

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit-based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

INVESTOR CONTACT

Michael Valentine, Chief Financial Officer

(847) 214-4509

Frank Pellegrino, Senior Vice President and Treasurer

(847) 214-4138

FORWARD-LOOKING STATEMENTS

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn particularly in light of the outbreak of COVID-19; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to illness or quarantine; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures, including disruptions due to employees working remotely; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

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